Consent of Independent Registered Public Accounting Firm




Audit Committee, Board of Directors and Stockholders
Osage Federal Financial, Inc.
Pawhuska, Oklahoma


We consent to the incorporation by reference into the Registration Statements on Form S-8 of Osage Federal Financial, Inc. (File Nos. 333-115792 and 333-121866) of our report dated August 11, 2006, on our audits of the consolidated financial statements of Osage Federal Financial, Inc. as of June 30, 2006 and 2005, and for each of the three years in the period ended June 30, 2006, which report is being incorporated by reference into the Annual Report on Form 10-KSB of Osage Federal Financial, Inc. for the year ended June 30, 2006.


                                                     BKD, LLP

                                                     /S/ BKD, LLP

Joplin, Missouri
September 15, 2006